EXHIBIT 99.1 International Textile Group 804 Green Valley Road Greensboro, NC 27408 Contact: Delores Sides (336) 379-2903

International Textile Group Announces Moore to Join as CFO

May 19, 2008, Greensboro, NC — International Textile Group, Inc. (“ITG”) announced today that Willis C. “Billy” Moore will join the company as Executive Vice President and Chief Financial Officer effective May 21, 2008. Moore replaces Gary L. Smith, Executive Vice President and Chief Financial Officer, who announced last month his plans to leave the Company to pursue other career opportunities.

Moore previously served as Vice President & CFO for Polymer Group, Inc., a $1.1 billion multinational public company based in Charlotte, NC. Prior to joining Polymer, he served as Executive Vice President and CFO for Unifi, Inc., based in Greensboro, NC. Moore worked for 19 years with Ernst & Young and its predecessor companies. He was Managing Partner for the Greensboro and Greenville, SC offices and was instrumental in the start-up and operations of the Greensboro office. He served as Lead Partner and worked extensively with various publicly traded textile and apparel companies.

A graduate of the University of South Carolina, Billy has served as former Chairman of the American Textile Manufacturers Institute (ATMI) and former President of the Greensboro Triad Textile and Apparel Association.

“Billy brings a tremendous amount of knowledge and proven experience, and we are thrilled to have him join our ITG team,” said Joseph L. Gorga, President and CEO for ITG. “Throughout his career he has led numerous initiatives related to working capital, international treasury and tax strategies and Sarbanes Oxley compliance in addition to his involvement in establishing global IT platforms.”

“Billy’s success in the overall financial management of domestic and multinational companies is in line with ITG’s strategy, and we believe he will have a positive impact on the future growth of the company.”

Gorga continued, “We would like to thank Gary for his many contributions. Gary has provided crucial leadership to the company and has been instrumental in ITG’s evolution and the execution of our global business strategy. We wish him much success in his future endeavors.”

Smith, a Certified Public Accountant (CPA) and MBA graduate from the University of North Carolina at Greensboro, began his career with Cone Mills Corporation in 1981. He worked in senior level positions in both accounting and financial analysis before being named Executive Vice President and Chief Financial Officer for Cone Mills in 1999. Smith continued in that position upon the formation of ITG.

International Textile Group, Inc. is a global, diversified textile manufacturer that produces automotive safety, apparel, government uniform, technical and specialty textiles. ITG was formed by WL Ross in 2004 and operates five primary business units: Automotive Safety, Cone Denim, Burlington WorldWide (apparel fabrics), Burlington House (interior fabrics) and Carlisle Finishing. The Company employs approximately 12,000 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, and are based on management’s current beliefs. Forward looking statements involve a number of risks and uncertainties, including changes to the facts or assumptions underlying these statements. ITG’s actual results may differ materially from those expressed or implied in these forward looking statements due to various risks, uncertainties or other factors. These factors may include changes in general economic conditions, downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward looking statements.

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